[GRAPHICS OMITTED]                                                 Press Release
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                                     Contact:      Denise DesChenes/Kara Findlay
                                                         Citigate Sard Verbinnen
                                                   (212) 687-8080/(312) 895-4700

                     FOAMEX INTERNATIONAL RESTATES EARNINGS

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LINWOOD,  PA, January 22, 2004 - Foamex  International Inc. (NASDAQ:  FMXI), the
leading manufacturer of flexible polyurethane and advanced polymer foam products in North America, today announced that it would restate results for each of the first three quarters of 2003, due primarily to a calculation error in the carrying value of certain in-transit raw materials that overstated inventories at September 28, 2003 by $2.4 million. In addition, the Company has reclassified $83.4 million of revolving credit borrowings at September 28, 2003 under Foamex L.P.'s Senior Secured Credit Facility from long-term to current to comply with an applicable accounting rule. There has been no change in the maturity of the credit facility, which remains April 30, 2007.

The Company has instituted procedures intended to ensure that the value of the in-transit raw material inventory is more effectively monitored. When discovered, Foamex reported the inventory related error to its external auditors and its audit committee, and has restated its financial statements for each of the first three quarters of 2003 for this error and other adjustments that were not individually or in the aggregate material to the respective periods.

Commenting on the announcement, K. Douglas Ralph, Foamex's Chief Financial Officer said: "This recently discovered inventory adjustment relates to a February 2003 systems conversion to an enterprise wide software package. The resulting restatements do not meaningfully impact the trend of our 2003 results, or affect compliance with the financial covenants under our Senior Secured Credit Facilities. The reclassification of the revolver loan has been done to comply with existing accounting pronouncements concerning such debt and does not affect either the maturity or the availability under the revolver."

The net, after tax, effect of the adjustments is to increase the net loss for the three quarters ended September 28, 2003 from $16.5 million ($0.67 per diluted share) to $18.0 million ($0.74 per diluted share). The adjustments increase net loss for the first quarter from $8.1 million ($0.33 per diluted share) to $10.4 million ($0.43 per diluted share) and increase net income for the second quarter from $2.7 million ($0.10 per diluted share) to $3.4 million ($0.13 per diluted share). The third quarter is essentially unchanged from amounts previously reported.

The Company expects to amend each of its Quarterly Reports on Form 10-Q for 2003, and to file the amended reports with the Securities and Exchange Commission today. Foamex expects to report its fiscal 2003 earnings results in early March.

About Foamex International Inc.
Foamex, headquartered in Linwood, PA, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets in the industrial, consumer, electronics and transportation industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements
This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, the Company's ability to realize anticipated cost savings, introduce new products, enhance sales growth and margins and the outlook for the Company's financial performance. These forward-looking statements are affected by risks, uncertainties and assumptions that the Company makes about, among other things, its ability to implement customer selling price increases in response to higher raw material costs, raw material price increases, general economic conditions, conditions in the capital markets, the interest rate environment, the level of automotive production, carpet production, furniture and bedding production and housing starts, the completion of various restructuring/consolidation plans, the achievement of management's business plans, its capital and debt structure (including various financial covenants), litigation and changes in environmental legislation and environmental conditions and other factors mentioned in the documents filed by the Company with the Securities and Exchange Commission. While the Company believes that its assumptions regarding the foregoing matters are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the Company's forward-looking statements will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.